EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY FUNDS

Supplement dated April 1, 2015 to the

Ivy Funds Prospectus

dated July 31, 2014

and as supplemented August 4, 2014, November 14, 2014 and December 12, 2014

The following is inserted as a new paragraph following the first paragraph of the “Ivy Bond Fund — Principal Investment Strategies” section on page 48:

Although the Fund invests primarily in investment grade debt securities, it may invest up to 20% of its total assets in non-investment grade debt securities, commonly called junk bonds, that include bonds rated BB+ or lower by S&P, or comparably rated by another NRSRO or, if unrated, determined by IICO or Advantus Capital to be of comparable quality.

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The following replaces the first sentence of the first paragraph of the “Ivy Municipal Bond Fund — Principal Investment Strategies” section on page 69:

Ivy Municipal Bond Fund seeks to achieve its objective by investing, under normal circumstances, at least 80% of its net assets, plus any borrowings for investment purposes, in municipal bonds, mainly of investment grade and of any maturity.

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The following replaces the first sentence of the first paragraph of the “Ivy Municipal High Income Fund — Principal Investment Strategies” section on page 74:

Ivy Municipal High Income Fund seeks to achieve its objective by investing, under normal circumstances, at least 80% of its net assets, plus any borrowings for investment purposes, in a diversified portfolio of municipal bonds.

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The following replaces the first sentence of the first paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Municipal Bond Fund” section on page 178:

Ivy Municipal Bond Fund: The Fund seeks to achieve its objective to provide the level of current income consistent with preservation of capital and that is not subject to Federal income tax by investing, under normal circumstances, at least 80% of its net assets, plus any borrowings for investment purposes, in municipal bonds, mainly of investment grade and of any maturity.

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The following is inserted as a new sentence following the last sentence of the seventh paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Municipal Bond Fund” section on page 178:

The Fund may invest in ETFs.

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The following replaces the first sentence of the first paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Municipal High Income Fund” section on page 179:

Ivy Municipal High Income Fund: The Fund seeks to achieve its objective to provide a high level of current income that is not subject to Federal income tax by investing, under normal circumstances, at least 80% of its net assets, plus any borrowings for investment purposes, in a diversified portfolio of municipal bonds.

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The following is inserted as a new sentence following the last sentence of the third paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Emerging Markets Equity Fund” section on page 181:

In addition, the Fund may invest in China A-shares of certain Chinese companies through the Shanghai-Hong Kong Stock Connect Program.

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The following is inserted as a new sentence following the last sentence of the third paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy International Core Equity Fund” section on page 185:

In addition, the Fund may invest in China A-shares of certain Chinese companies through the Shanghai-Hong Kong Stock Connect Program.

IVY FUNDS

Supplement dated April 1, 2015 to the

Ivy Funds Statement of Additional Information

dated July 31, 2014

and as supplemented August 22, 2014, November 14, 2014 and December 31, 2014

The following replaces the eighth listed item of the “The Funds, Their Investments, Related Risks and Restrictions — Fundamental Investment Restrictions” section on page 45:

8.    For Each of Ivy Municipal Bond Fund and Ivy Municipal High Income Fund:

Under normal circumstances, at least 80% of the net assets of the Fund, plus any borrowings for investment purposes, will be invested in municipal debt securities.

IVY FUNDS

Supplement dated July 1, 2015 to the

Ivy Funds Prospectus

dated July 31, 2014

and as supplemented August 4, 2014, November 14, 2014, December 12, 2014, April 1, 2015, April 15, 2015 and May 15, 2015

The following replaces the second and third paragraphs of the “Principal Investment Strategies” section for Ivy Micro Cap Growth Fund on page 19:

In selecting equity securities for the Fund, Ivy Investment Management Company (IICO), the Fund’s investment manager, utilizes a bottom-up stock selection process and seeks to invest in securities of companies that it believes exhibit extraordinary earnings growth, earnings surprise potential, fundamental strength and management vision.

Generally, in determining whether to sell a security, IICO uses the same type of analysis that it uses in buying securities. For example, IICO may sell a security if it believes that the issuer’s growth and/or profitability characteristics are deteriorating or the issuer no longer maintains a competitive advantage, when it believes there are more attractive investment opportunities, when IICO believes a company’s valuation has become unattractive relative to industry leaders and industry-specific metrics, to reduce the Fund’s holding in that security or its exposure to a particular sector, or to raise cash.

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The following replaces the third paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy Micro Cap Growth Fund on page 168:

In selecting equity securities for the Fund, IICO primarily looks for companies exhibiting extraordinary earnings growth, earnings surprise potential, fundamental strength and management vision. In selecting securities with earnings growth potential, IICO may consider such factors as a company’s competitive market position, quality of management, growth strategy, industry trends, internal operating trends (such as profit margins, cash flows and earnings and revenue growth), overall financial condition, and ability to sustain or improve its current rate of growth. In seeking to achieve its investment objective, the Fund also may invest in equity securities of companies that IICO believes are temporarily undervalued or show promise of improved results due to new management, products, markets or other factors. The Fund may invest a large percentage of its assets in a relatively limited number of sectors.

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The following replaces the sixth paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy Micro Cap Growth Fund beginning on page 168:

When IICO believes that a temporary defensive position is desirable, the Fund may invest up to all of its assets in cash or cash equivalents. The “cash equivalents” in which the Fund may invest include: short-term obligations such as rated commercial paper and variable amount master demand notes; U.S. dollar-denominated time and savings deposits (including certificates of deposit); bankers’ acceptances; obligations of the U.S. government or its agencies or instrumentalities; repurchase agreements (which investments also are subject to their own fees and expenses); and other similar short-term U.S. dollar-denominated obligations which IICO believes are of comparable high quality. Subject to the Fund’s investment policies and restrictions, the Fund may utilize derivative instruments, including futures contracts and options, for defensive purposes. However, by taking a temporary defensive position, the Fund may not achieve its investment objective.